Exhibit 99.1

Priceline.com Reports Financial Results for 3rd Quarter 2010

NORWALK, Conn., November 8, 2010 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported 3rd quarter 2010 financial results for the Priceline Group of Companies. Third quarter gross travel bookings for the Group, which refers to the total dollar value, generally inclusive of all taxes and fees, of all travel services purchased by consumers, were $4.0 billion, an increase of 47.1% over a year ago.

The Group had revenues in the 3rd quarter of $1.0 billion, a 37.1% increase over a year ago. International operations contributed revenues in the 3rd quarter of $531.0 million, a 67.6% increase versus a year ago (approximately 80% on a local currency basis). The Group’s gross profit for the 3rd quarter was $666.2 million, a 53.5% increase from the prior year.  International operations contributed gross profit in the 3rd quarter of $529.8 million, a 67.6% increase versus a year ago (approximately 80% growth on a local currency basis). The Group’s operating income in the 3rd quarter 2010 was $336.8 million, a 67.8% increase from the prior year. The Group had GAAP net income for the 3rd quarter of $223.0 million or $4.41 per diluted share, which compares to $319.0 million or $6.42 per diluted share in the same period a year ago.  Net income for the 3rd quarter 2009 was positively affected by a $181.9 million non-cash tax benefit from reversing a portion of the valuation allowance related to the Group’s net operating loss carry forwards.

Non-GAAP net income in the 3rd quarter was $272.3 million, a 57.1% increase versus the similar period in the prior year.  Non-GAAP net income per diluted share was $5.33, compared to $3.45 per diluted share a year ago.  First Call analyst consensus for the 3rd quarter 2010 was $4.97 per diluted share. Non-GAAP EBITDA for the 3rd quarter was $362.5 million, an increase of 61.4% over the prior year.  The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and the attached financial and statistical supplement reconciles non-GAAP financial information with the Group’s financial results under GAAP.

“We are pleased by the Group’s strong performance in the 3rd quarter” said Jeffery H. Boyd, President and CEO.  “Increased gross travel bookings were driven primarily by our worldwide hotel business, which had a 54% increase in room nights booked.  Transaction growth in core Western European and North American markets, ADR improvement and an increasing contribution from high growth new markets led to a sequential increase in the Group’s gross travel bookings growth.”

Mr. Boyd continued, “Rental car unit sales also contributed to bookings growth with 97% growth in days booked, driven by the strong performance of TravelJigsaw, our recently acquired international rental car business, and a 23% increase in domestic unit sales.  Airline ticket sales were down 5% in the quarter as demand was impacted by reduced capacity and higher airfares.”

Looking forward, Mr. Boyd said, “We believe the Group is benefiting from cyclical improvements in the travel economy, including an easing of immediate fears relating to Eurozone sovereign debt, an increasing contribution from fast-growing new markets, particularly non-core Europe and Asia/Pacific, and continued innovation and execution by our teams around the world to build hotel supply, content, distribution and improve the customer experience.  We believe the scale of our international hotel business and the talent and commitment of our people position the Group well to continue building share and navigate changes in our markets in the future.”

Priceline.com said the Group was targeting the following for 4th quarter 2010:

•                  Year-over-year increase in total gross travel bookings of approximately 36% - 41%.

•                  Year-over-year increase in international gross travel bookings of approximately 54% - 59% (an increase of approximately 58% - 63% on a local currency basis).

•                  Year-over-year increase in domestic gross travel bookings of approximately 5% - 10%.

•                  Year-over-year increase in revenue of approximately 31% - 36%.

•                  Year-over-year increase in gross profit of approximately 49% - 54%.

•                  Non-GAAP EBITDA of approximately $200 million to $210 million.

•                  Non-GAAP net income of between $2.91 and $3.06 per diluted share.

Non-GAAP guidance for the 4th quarter 2010:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes non-cash interest expense and gains or losses on early debt extinguishment, if any, related to cash settled convertible debt,

•                  excludes the impact, if any, of charges or benefits associated with judgments, rulings and/or settlements related to hotel occupancy tax proceedings,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of certain of the non-GAAP adjustments,

•                  includes the additional impact of the non-GAAP adjustments described above on net income attributable to noncontrolling interests,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on diluted common shares outstanding related to outstanding convertible notes, and

•                  includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because non-GAAP net income has been adjusted to exclude stock-based compensation.

In addition, non-GAAP EBITDA excludes depreciation and amortization expense, interest income, interest expense, equity in income and loss of investees, net income attributable to noncontrolling interests, income taxes and includes the impact of foreign currency transactions and other expenses.

When aggregated, the foregoing adjustments are expected to increase non-GAAP EBITDA over GAAP net income by approximately $84 million in the 4th quarter 2010.  In addition, the foregoing adjustments are expected to increase non-GAAP net income over GAAP net income by approximately $33 million in the 4th quarter 2010. On a per share basis, the Group estimates GAAP net income of approximately $2.29 to $2.44 per diluted share for the 4th quarter 2010.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the views of the Group’s management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements.

The following factors, among others, could cause the Group’s actual results to differ materially from those described in the forward-looking statements:

•    adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease, such as the recent swine flu outbreak;

•    adverse changes in the Group’s relationships with airlines and other product and service providers and vendors which could include, without limitation, the withdrawal of suppliers from the Group’s systems (either “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

•    fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;

•    the effects of increased competition, including the potential impact of increased pricing competition initiated by other on-line travel agents in the form of reduced booking fees and/or the launch by competitors of an “opaque” travel offering and the potential impact of “metasearch” initiatives by Google and other search engines upon which we rely for a significant amount of traffic;

•    an adverse outcome in one or more of the hotel occupancy and other tax proceedings in which the Company is involved;

•    a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

•    our ability to expand successfully in international markets;

•    the ability to attract and retain qualified personnel;

•    difficulties integrating recent or future acquisitions, such as the 2nd quarter 2010 acquisition of TravelJigsaw, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

•    the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

•    systems-related failures and/or security breaches, including without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

•    legal and regulatory risks.

For a detailed discussion of these and other factors that could cause the Group’s actual results to differ materially from those described in the forward-looking statements, please refer to the Group’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP EBITDA represents GAAP net income excluding depreciation and amortization expense, interest income, interest expense, equity in income and loss of investees, net income and loss attributable to noncontrolling interests, income taxes and the non-GAAP adjustments relating to stock-based compensation expense, gains and losses on early debt extinguishment and charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings. Additionally, favorable adjustments related to franchise tax and sales and use tax recorded in GAAP net income have been excluded from non-GAAP EBITDA and non-GAAP net income.

Non-GAAP EBITDA, non-GAAP net income and non-GAAP net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The Group believes that non-GAAP EBITDA, non-GAAP net income and non-GAAP net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate the Group’s future on-going performance because they enable a more meaningful comparison of the Group’s projected cash earnings and performance with its historical results from prior periods. These non-GAAP metrics, in particular non-GAAP EBITDA and non-GAAP net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance.

Non-GAAP financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•                  Charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings and favorable adjustments related to certain franchise and sales tax issues for our headquarters location are excluded because the amount and timing of these items are unpredictable, not driven by core operating results and render comparisons with prior periods less meaningful.

•                  Stock-based compensation expense is excluded because it does not impact cash earnings and is reflected in earnings per share through increased share count.

•                  Interest expense related to the amortization of debt discount and gains or losses on early debt extinguishment related to convertible debt are excluded because they are non-cash in nature.

•                  Income tax expense is adjusted for the tax impact of certain of the non-GAAP adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carry forwards.  Income tax expense for the 3rd quarter 2009 was adjusted to exclude a $181.9 million non-cash tax benefit from reversing a portion of the valuation allowance related to the Group’s net operating loss carry forwards.

•                  Net income and loss attributable to non-controlling interest is adjusted for the impact of certain of the non-GAAP adjustments described above

•                  For calculating non-GAAP net income per share:

•                  net income is adjusted for the impact of the non-GAAP adjustments described above.

•                  fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” which increases the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge in 2011 and 2013 if and when shares are delivered.

•                  all unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of non-GAAP net income per share because non-GAAP net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles non-GAAP financial information with priceline.com’s financial results under GAAP.

About The Priceline Group of Companies

The Priceline Group of Companies (Nasdaq: PCLN) is a leader in global online hotel reservations, with approximately 61 million room nights booked in 2009.  The Group is composed of four primary brands — Booking.com, priceline.com, Agoda.com and TravelJigsaw.

The Priceline Group provides online travel services in 38 languages in 100 countries in Europe, North America, Asia, the Middle East and Africa.

Based in Amsterdam, Booking.com is a leading international online hotel reservation service operating in 92 countries in 38 languages.  Booking.com offers its customers access to over 105,000 participating hotels worldwide.

In the U.S., priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available. Priceline.com also operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.

Singapore-based Agoda.com is an Asian online hotel reservation service that offers hotel rooms around the world and is available in 32 languages.  With headquarters in Manchester, UK, TravelJigsaw is a multinational car hire service, offering its reservation services in more than 4,000 locations in 80 countries.  Customer support is provided in 20 languages.

###

For Press Information: Brian Ek  (203) 299-8167  brian.ek@priceline.com

For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com

priceline.com Incorporated

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$533,121	$202,141
Restricted cash	1,155	1,319
Short-term investments	941,948	598,014
Accounts receivable, net of allowance for doubtful accounts of $5,758 and $5,023, respectively	248,946	118,659
Prepaid expenses and other current assets	41,631	36,828
Deferred income taxes	73,257	65,980
Total current assets	1,840,058	1,022,941

Property and equipment, net	35,905	30,489
Intangible assets, net	243,243	172,080
Goodwill	453,618	350,630
Deferred taxes	158,888	253,700
Other assets	14,833	4,384

Total assets	$2,746,545	$1,834,224

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$112,753	$60,568
Accrued expenses and other current liabilities	195,936	119,521
Deferred merchant bookings	117,800	60,758
Income taxes payable	79,666	8,040
Convertible debt	174	159,878
Total current liabilities	506,329	408,765

Deferred income taxes	59,402	43,793
Other long-term liabilities	28,481	24,052
Convertible debt	471,071	—
Total liabilities	1,065,283	476,610

Convertible debt	41	35,985
Redeemable noncontrolling interests	44,222	—

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 56,498,183, and 52,446,173 shares issued, respectively	438	405
Treasury stock,7,410,558 and 6,865,119 shares, respectively	(636,623)	(510,970)
Additional paid-in capital	2,355,093	2,289,867
Accumulated deficit	(62,861)	(454,673)
Accumulated other comprehensive loss	(19,048)	(3,000)
Total stockholders’ equity	1,636,999	1,321,629

Total liabilities and stockholders’ equity	$2,746,545	$1,834,224

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September, 30,		September, 30,
	2010	2009	2010	2009

Merchant revenues	$494,473	$400,314	$1,309,407	$1,130,169
Agency revenues	504,010	323,188	1,034,765	647,899
Other revenues	3,274	7,158	9,419	18,391
Total revenues	1,001,757	730,660	2,353,591	1,796,459

Cost of revenues	335,569	296,654	923,032	848,885

Gross profit	666,188	434,006	1,430,559	947,574

Operating expenses:
Advertising - Offline	7,773	8,474	29,684	30,293
Advertising - Online	172,727	115,103	418,354	273,327
Sales and marketing	33,060	24,473	85,663	63,583
Personnel, including stock-based compensation of $21,176, $10,870, $48,550 and $32,727 for the three and nine months ended September 30, 2010 and 2009, respectively	82,007	50,959	194,635	135,333
General and administrative	15,730	19,367	56,224	48,881
Information technology	5,347	4,777	14,850	14,002
Depreciation and amortization	12,775	10,098	33,312	29,182

Total operating expenses	329,419	233,251	832,722	594,601

Operating income	336,769	200,755	597,837	352,973

Other income (expense):
Interest income	918	471	2,713	1,695
Interest expense	(8,293)	(5,911)	(22,366)	(19,221)
Foreign currency transactions and other	(10,715)	(1,220)	(12,806)	(1,283)
Total other income (expense)	(18,090)	(6,660)	(32,459)	(18,809)

Earnings before income taxes and equity in income of investees	318,679	194,095	565,378	334,164
Income tax (expense) benefit	(94,119)	124,887	(172,347)	76,851
Equity in income of investees	—	—	—	2
Net income	224,560	318,982	393,031	411,017
Less: net income attributable to noncontrolling interests	1,580	—	1,219	—

Net income applicable to common stockholders	$222,980	$318,982	$391,812	$411,017

Net income applicable to common stockholders per basic common share	$4.59	$7.49	$8.24	$9.84

Weighted average number of basic common shares outstanding	48,570	42,569	47,565	41,750

Net income applicable to common stockholders per diluted common share	$4.41	$6.42	$7.70	$8.42

Weighted average number of diluted common shares outstanding	50,559	49,670	50,917	48,805

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$393,031	$411,017
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,068	10,605
Amortization	24,193	18,577
Provision for uncollectible accounts, net	5,737	3,379
Reversal of valuation allowance on deferred tax asset	—	(181,874)
Other deferred income taxes excluding valuation allowance reversal	33,650	27,835
Stock-based compensation expense	48,628	32,727
Amortization of debt issuance costs	2,785	1,620
Amortization of debt discount	14,948	14,752
Loss (gain) on early extinguishment of debt	11,334	(2,735)
Equity in income of investees	—	(2)
Changes in assets and liabilities:
Accounts receivable	(112,755)	(73,932)
Prepaid expenses and other current assets	(8,034)	8,921
Accounts payable, accrued expenses and other current liabilities	169,898	89,827
Other	1,897	2,683
Net cash provided by operating activities	597,380	363,400
INVESTING ACTIVITIES:
Purchase of investments	(1,030,011)	(534,274)
Proceeds from sale of investments	665,925	294,618
Additions to property and equipment	(14,471)	(9,902)
Acquisitions and other equity investments, net of cash acquired	(110,972)	—
Proceeds from foreign currency contracts	44,564	—
Payments on foreign currency contracts	(4,283)	—
Proceeds from redemption of equity investment in pricelinemortgage.com	—	8,921
Change in restricted cash	156	1,234
Net cash used in investing activities	(449,092)	(239,403)
FINANCING ACTIVITIES:
Proceeds from the issuance of convertible senior notes	575,000	—
Payment of debt issuance costs	(13,334)	—
Payments related to conversion of convertible senior notes	(295,398)	(122,047)
Repurchase of common stock	(125,653)	(14,169)
Proceeds from the sale of subsidiary shares to noncontrolling interests	4,311	—
Proceeds from exercise of stock options	24,623	9,404
Excess tax benefit on stock-based compensation	4,975	1,580
Net cash provided by (used in) financing activities	174,524	(125,232)
Effect of exchange rate changes on cash and cash equivalents	8,168	(842)
Net increase (decrease) in cash and cash equivalents	330,980	(2,077)
Cash and cash equivalents, beginning of period	202,141	364,550
Cash and cash equivalents, end of period	$533,121	$362,473

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$61,568	$60,155
Cash paid during the period for interest	$4,639	$4,242
Non-cash fair value adjustment for redeemable noncontrolling interests	$4,118	$—

priceline.com Incorporated

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA

		Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009

	GAAP Net income applicable to common stockholders	$222,980	$318,982	$391,812	$411,017

(a)	Amortization of acquired intangible assets in Merchant revenues	2,020	—	2,949	—
(b)	Stock-based compensation	21,176	10,870	48,550	32,727
(c)	Favorable adjustments related to franchise tax and sales and use tax for headquarters location are recorded in General and administrative expense	(2,720)	—	(2,720)	—
(d)	Charge related to hotel occupancy tax litigation judgment in General and administrative expense	—	3,680	—	3,680
(e)	Depreciation and amortization	12,775	10,098	33,312	29,182
(f)	Interest income	(918)	(471)	(2,713)	(1,695)
(f)	Interest expense	8,293	5,911	22,366	19,221
(g)	Loss (gain) on early extinguishment of debt	3,226	394	11,334	(2,735)
(h)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	94,119	(124,887)	172,347	(76,851)
(i)	Equity in income of investees	—	—	—	(2)
(j)	Net income attributable to noncontrolling interests	1,580	—	1,219	—

	Non-GAAP EBITDA	$362,531	$224,577	$678,456	$414,544

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

		Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009

	GAAP Net income applicable to common stockholders	$222,980	$318,982	$391,812	$411,017

(a)	Amortization of acquired intangible assets in Merchant revenues	2,020	—	2,949	—
(b)	Stock-based compensation	21,176	10,870	48,550	32,727
(c)	Favorable adjustments related to franchise tax and sales and use tax for headquarters location are recorded in General and administrative expense	(2,720)	—	(2,720)	—
(d)	Charge related to hotel occupancy tax litigation judgment in General and administrative expense	—	3,680	—	3,680
(g)	Debt discount amortization related to convertible debt	5,482	4,516	14,948	14,752
(g)	Loss (gain) on early extinguishment of debt	3,226	394	11,334	(2,735)
(h)	Adjustments for the tax impact of certain of the non-GAAP adjustments and to exclude non-cash income taxes (including the non-cash benefit of $181.9 million in 3rd quarter 2009 from the reversal of a portion of the valuation allowance on the Company’s deferred tax asset)	12,281	(171,529)	30,728	(154,382)
(a)	Amortization of acquired intangible assets in Depreciation and amortization	8,558	6,427	21,200	18,542
(j)	Impact on noncontrolling interests of certain other pro forma adjustments	(745)	—	(1,154)	—

	Non-GAAP Net income applicable to common stockholders	$272,258	$173,340	$517,647	$323,601

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME PER DILUTED COMMON SHARE

		Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009

	GAAP weighted average number of diluted common shares outstanding	50,559	49,670	50,917	48,805

(k)	Adjustment for Conversion Spread Hedges	(25)	(449)	(87)	(642)
(l)	Adjustment for restricted stock, restricted stock units and performance units	525	1,019	501	1,006

	Non-GAAP weighted average number of diluted common shares outstanding	51,059	50,240	51,331	49,169

	Net income applicable to common stockholders per diluted common share GAAP	$4.41	$6.42	$7.70	$8.42

	Non-GAAP	$5.33	$3.45	$10.08	$6.58

(a)	Amortization of acquired intangible assets is recorded in Merchant revenues and Depreciation and amortization.
(b)	Stock-based compensation is recorded in Personnel expense.
(c)	Favorable adjustments related to franchise tax and sales and use tax for headquarters location are recorded in General and administrative expense.
(d)	Charge related to Texas hotel occupancy tax litigation judgment is recorded in General and administrative expense.
(e)	Depreciation and amortization are excluded from Net income to calculate EBITDA.
(f)	Interest income and Interest expense are excluded from Net income to calculate EBITDA.
(g)

Non-cash interest expense related to the amortization of debt discount and loss (gain) on early debt extinguishment are recorded in Interest expense and Foreign currency transactions and other, respectively.

(h)

Adjustments for the tax impact of certain of the non-GAAP adjustments and to exclude non-cash income taxes (including the non-cash benefit of $181.9 million in 3rd quarter 2009 from the reversal of a portion of the valuation allowance on the Company’s deferred tax asset).

(i)	Equity in income of investees is excluded from Net income to calculate EBITDA.
(j)	Impact of other non-GAAP adjustments on Net income attributable to noncontrolling interests.
(k)

Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(l)

All shares of restricted common stock, restricted stock units and performance share units are included in the calculation of non-GAAP net income per share because non-GAAP net income has been adjusted to exclude stock-based compensation expense.

priceline.com Incorporated

Statistical Data

In millions

(Unaudited)

	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10

Gross Bookings
Domestic	$872	$800	$689	$851	$964	$999	$831	$989	$1,154	$1,121
International**	1,238	1,251	792	1,092	1,415	1,724	1,433	1,975	2,256	2,885
Total	$2,110	$2,050	$1,481	$1,944	$2,379	$2,723	$2,264	$2,965	$3,410	$4,006

Agency	$1,657	$1,604	$1,108	$1,470	$1,825	$2,131	$1,766	$2,374	$2,683	$3,168
Merchant**	453	447	373	474	555	592	498	591	727	838
Total	$2,110	$2,050	$1,481	$1,944	$2,379	$2,723	$2,264	$2,965	$3,410	$4,006

Year/Year Growth
Domestic	59.2%	32.8%	31.1%	18.1%	10.6%	24.9%	20.6%	16.2%	19.6%	12.2%
International	80.1%	58.6%	16.5%	5.3%	14.3%	37.8%	81.0%	80.8%	59.5%	67.3%
excluding F/X impact	55.8%	44.7%	27.6%	23.5%	32.4%	48.5%	69.5%	72.8%	67.1%	78.0%

Agency	80.2%	53.8%	21.4%	7.3%	10.1%	32.9%	59.4%	61.5%	47.0%	48.7%
Merchant	43.6%	28.3%	27.5%	21.9%	22.4%	32.6%	33.5%	24.8%	31.1%	41.4%

Total	70.9%	47.4%	22.9%	10.5%	12.8%	32.8%	52.9%	52.5%	43.3%	47.1%

	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10

Units Sold
Hotel Room-Nights	10.9	11.4	9.1	12.8	15.7	17.9	14.6	20.0	23.2	27.5
Year/Year Growth	50.2%	43.6%	38.0%	36.4%	44.0%	56.3%	59.9%	56.8%	48.2%	54.1%

Rental Car Days	2.8	2.3	2.2	3.0	3.2	2.6	2.4	3.0	4.3	5.1
Year/Year Growth	23.6%	-0.2%	11.1%	15.4%	15.0%	11.6%	6.6%	-0.9%	32.0%	97.3%

Airline Tickets	1.4	1.2	1.1	1.5	1.6	1.5	1.3	1.5	1.6	1.5
Year/Year Growth	98.2%	44.8%	43.7%	28.0%	13.9%	30.2%	16.2%	2.8%	4.1%	-4.6%

	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10

Revenue	$514.0	$561.6	$406.0	$462.1	$603.7	$730.7	$541.8	$584.4	$767.4	$1,001.8
Year/Year Growth	44.4%	34.6%	21.3%	14.6%	17.5%	30.1%	33.4%	26.5%	27.1%	37.1%

Gross Profit	$253.7	$316.1	$205.1	$208.3	$305.2	$434.0	$313.2	$319.1	$445.3	$666.2
Year/Year Growth	61.4%	56.2%	28.0%	15.0%	20.3%	37.3%	52.7%	53.2%	45.9%	53.5%

Gross bookings is an operating and statistical metric that captures the total dollar value, generally inclusive of taxes and fees, of all travel services booked by customers.

** Includes $85.8 million and $43.9 million of Travel Jigsaw gross bookings in 3Q10 and 2Q10 since acquisition on May 18, 2010, respectively.  Includes $37.5 million, $32.4 million and $24.2 million of Agoda gross bookings in 4Q08, 3Q08 and 2Q08, respectively.